Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039
Phone: 972.869.3400	News Release
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Webcast Analyst Presentation

IRVING, Texas—(BUSINESS WIRE)—February 24, 2006—Thomas Group, Inc. (NasdaqCM:TGIS), a leading operational consulting firm announced today a webcast analyst presentation is scheduled for Monday, February 27, 2006 at 10:20 a.m. Eastern Standard Time. Jim Taylor, President and CEO, David English, Vice President and CFO, and Gary Morrison, Senior VP will present at the upcoming Wall Street Analyst Forum at the Princeton Club in New York City. The presentation will discuss Thomas Group's business process improvement methodologies, recent financial history and growth strategy for the future. To access the live webcast, please visit http://www.investorcalendar.com/CEPage.asp?ID=100019. The presentation will be archived for up to 30 days on Vcall (http://www.vcall.com).

Thomas Group announced its fourth quarter and year 2005 results on Thursday, February 16, 2006 and held its earnings conference call on Tuesday, February 21, 2006. A copy of the earnings release and a link to the webcast replay of the earnings conference call can be found at the Company’s website (http://www.thomasgroup.com). Interested persons may also view or listen to a replay of the earnings conference call by visiting http://www.vcall.com/IC/CEPage.asp?ID=100406 or dialing (877)919-4059, respectively. The passcode for the telephone conference replay is 31641288#.

The Wall Street Analyst Forum (http://www.analyst-conference.com) has organized 75 major analyst conferences for NYSE, NASDAQ and AMEX corporations in New York, Boston and London. Large-cap, mid-cap and small-cap corporations have chosen to present at the various Forums once a year based on the comprehensiveness of the conferences to the buy/sell-side. Analyst/portfolio managers from the vast majority of money management firms nationally attend these three annual conferences. Each conference is attended by 350-400 buy-side analysts/portfolio managers and an equal number via webcast.

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Thomas Group, Inc. is an international, publicly traded operational consulting firm (NasdaqCM:TGIS). Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to http://www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004. Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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